Exhibit No. 99.1
Form 8-K
Synthetic Blood International, Inc.
File No. 2-31909


Contact:
Synthetic Blood International, Inc.
Joan Mahan 714-427-6363 or 800-809-6054

               SYNTHETIC BLOOD CLOSES $3 MILLION PRIVATE PLACEMENT

Costa Mesa, CA - May 26, 2004 - Synthetic Blood International, Inc. - (OTC.BB:SYBD) - a company pursuing development of medical products based on perfluorocarbon and other technologies, including Oxycyte(TM) synthetic blood substitute, announced today that it closed a private placement to overseas investors. Synthetic Blood sold 10,000,000 A Units at $0.30 per A Unit or gross proceeds of $3 million. Each A Unit consists of one share of common stock and one Series A Warrant to purchase a share of common stock at $0.47 per share over a term of five years. Synthetic Blood also sold 100,000 B Units for $0.30 per B Unit or gross proceeds of $30,000. Each B Unit consists of Series B Warrants to purchase 34 shares of common stock at a price of $0.60 per share that expire three months following registration of the shares issuable on exercise of the warrants for resale, and Series C Warrants to purchase 34 shares of common stock at $0.60 per share over a term of five years. Net proceeds of the offering after placement fees and expenses are approximately $2.6 million.

The private placement was made only to overseas investors in reliance on Regulation S adopted under of the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Synthetic Blood has agreed to file a registration statement under the Securities Act for resale of the common stock purchased by the investors in the private placement, and the common stock issuable on exercise of the Series A Warrants, Series B Warrants, and Series C Warrants.

"The money we obtained through the offering enables us to pursue the clinical trial program with Oxycyte," said Robert Nicora, SYBD President. "We sold warrants in the offering, one series with a short exercise window, and the other two series callable under certain circumstances related to market price. This offering gives us the opportunity to obtain additional funding over the next year or two, up to an additional $8.78 million if all warrants are exercised, providing capital at the appropriate time to move Oxycyte forward."

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"The money will be used to fund Phase II Oxycte clinical trials, which are expected to start in the next month or two. Smaller Phase IIA trials in orthopedic and cardiac surgery patients will be followed by larger Phase IIB trials in preparation for pivotal Phase III trials. If the results from the Phase II trials are positive, Phase III testing could start in the latter part of 2005," said Nicora.

In addition to Oxycyte, SYBD is also developing Fluorovent(TM), a liquid ventilation product that may be useful in treating respiratory disorders in adults and children. The company is also developing an implantable glucose biosensor for the continuous monitoring of blood glucose levels in diabetics. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The company is traded under the symbol SYBD on the OTC Electronic Bulletin Board. SYBD is headquartered in Costa Mesa, California. The Company's website is www.sybd.com.

Safe Harbor Statement The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical facts which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.